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                                                                  EXHIBIT 8(2)




                                 ALSTON & BIRD

                              ONE ATLANTIC CENTER
                           1201 WEST PEACHTREE STREET
                          ATLANTA, GEORGIA 30309-3424

                                  404-881-7000
                       FAX: 404-881-7777 TELEX: 54-2996


                                 July 19, 1994

Arrow Electronics, Inc.
25 Hub Drive
Melville, New York 11747

Gates/FA Distributing, Inc.
29 Pelham Ridge Drive
Greenville, South Carolina 29615

         Re: Proposed Plan of Reorganization Involving Arrow Electronics, Inc., AFG Acquisition Company and Gates/FA Distributing, Inc.
                 -------------------------------------------------------------

Ladies and Gentlemen:

         We have acted as counsel to Gates/FA Distributing, Inc. ("the Company"), a Delaware corporation, in connection with the proposed reorganization of Arrow Electronics, Inc. ("Parent"), a New York corporation and the Company pursuant to the Agreement and Plan of Merger (the "Agreement"), dated as of June 24, 1994, by and among the Company, Parent and AFG Acquisition Company ("Sub"). Under the Agreement, Sub shall be merged with and into the Company, with the Company to survive as the wholly-owned subsidiary of Parent.

         In rendering this opinion, we have examined (i) the Internal Revenue Code of 1986, as amended (the "Code") and Treasury Regulations, (ii) the legislative history of applicable sections of the Code, and (iii) appropriate Internal Revenue Service and court decisional authority. In addition, we have relied upon certain information made known to us as more fully described below. All capitalized terms used herein without definition shall have the respective meanings specified in the Agreement. Unless otherwise specified, all section references herein are to the Code.

700 Thirteenth Street, N.W., Suite 350         3575 Koger Boulevard, Suite 200
    Washington, D.C. 20005-3960                   Duluth, Georgia 30136-4958
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Arrow Electronics, Inc.
Gates/FA Distributing, Inc.
July 19, 1994
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                            INFORMATION RELIED UPON
                            -----------------------

         In rendering the opinions expressed herein, we have examined such documents as we have deemed appropriate, including:

         (1)     the Agreement;

         (2) the Proxy Statement/Prospectus included in Parent's Registration Statement on Form S-4, being filed with the Securities and Exchange Commission with respect to the proposed transaction; and

         (3)     such additional documents we have considered relevant.

         In our examination of such documents, we have assumed, with your consent, that all documents submitted to us as photocopies faithfully reproduce the originals thereof, that such originals are authentic, that all such documents have been or will be duly executed to the extent required, and that all statements set forth in such documents are accurate.

         We also have obtained such additional information and representations as we have deemed relevant and necessary through consultation with various officers and representatives of the Company and Parent, through the Certificate dated July 19, 1994, provided by the management of the Company and the Certificate dated July 19, 1994, provided by the management of Parent and through representations made to us by Dennis Gates and Cheyenne Software, Inc. in certificates dated July 19, 1994.

The following will occur pursuant to the Agreement.

1.       The Merger.
         -----------

         At the Effective Time, Sub shall be merged with and into the Company. Company will be the surviving corporation of the Merger and as a result will become a wholly-owned subsidiary of Parent. As a result of the Merger, stockholders of the Company shall become stockholders of Parent.

2.       Terms of Exchange.
         ------------------

         As of the Effective Time, by virtue of the Agreement and without any further action on the part of the holder of any shares of Common Stock, the following shall occur:
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Arrow Electronics, Inc.
Gates/FA Distributing, Inc.
July 19, 1994
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         (a)     Each issued and outstanding share of the capital stock of Sub shall be converted into and become one fully paid and nonassessable share of Common Stock, par value $.01 per share, of the Surviving Corporation.

         (b) All shares of the Company Common Stock that are owned by the Company as treasury stock and any shares of the Company Common Stock owned by Parent, Sub, or any wholly-owned Subsidiary of the Company or Parent shall be canceled and retired and shall cease to exist and no stock of Parent or other consideration shall be delivered in exchange therefor. All shares of Common Stock par value $1.00 per share of Parent (the "Parent Common Stock"), if any, owned by the Company shall remain unaffected by the Merger.

         (c) Each issued and outstanding share of the Company Common Stock (other than shares to be canceled in accordance with the above paragraph) shall be converted into the right to receive the number (the "Conversion Ratio") of shares of Parent Common Stock equal to a fraction, the numerator of which $22.50 and the denominator of which is the average closing price on the New York Stock Exchange, Inc. (the "NYSE") of one share of Parent Common Stock over the 20-day trading period ending two days before the Closing Date (the "Parent Stock Price"). Each share of Parent Common Stock issued pursuant to the Merger shall entitle the holder thereof to the corresponding number of rights (the "Parent Rights") to purchase shares of Participating Preferred Stock of Parent pursuant to the Rights Agreement dated as of March 2, 1988, as amended, between Parent and Chemical Bank (formerly Manufacturers Hanover Trust Company), as Rights Agent (the "Parent Rights Agreement").

3.       Fractional Shares.
         ------------------

         No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender or exchange of Certificates. A holder of Company Common Stock otherwise entitled to receive a fractional share shall receive, in lieu thereof, an amount in cash determined by multiplying the Parent Stock Price by the fraction of a share of the Parent Common Stock to which such holder would otherwise have been entitled.

         We also have assumed that the following statements are true as of the date hereof and will be true at all times through the Effective Time:
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Arrow Electronics, Inc.
Gates/FA Distributing, Inc.
July 19, 1994
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(1)      The fair market value of the Parent Common Stock received by each stockholder of the Company will be approximately equal to the fair market value of shares of the Company Common Stock surrendered in exchange therefor and the aggregate consideration received by the stockholders of the Company in exchange for their shares of the Company Common Stock will be approximately equal to the fair market value of all the shares of the Company Common Stock issued and outstanding.

(2) There is no plan or intention by any stockholder of the Company who owns five percent (5%) or more of the shares of the Company Common Stock and, to the best of the knowledge of the management of the Company, there is no plan or intention on the part of the remaining stockholders of the Company (a "Plan"), to sell, exchange, transfer, distribute, pledge, redeem, or otherwise dispose of (or engage in any other transaction that would result in a reduction of ownership or a direct or indirect disposition) of a number of shares of Parent Common Stock received in the Merger that would reduce the Company stockholders' ownership of Parent Common Stock (i) to a number of shares having a value, as of the Effective Time of the Merger, of less than fifty percent (50%) of the aggregate value, immediately prior to the Merger, of all the formerly outstanding stock of the Company as of the same date or (ii) to a number of shares that is less than fifty percent (50%) of the shares of Parent Common Stock received in the Merger.

         For purposes of this representation, shares of the Company Common Stock (or any portion thereof) exchanged for cash or other property, surrendered by dissenters, or exchanged for cash in lieu of fractional shares of Parent Common Stock will be treated as outstanding Common Stock of the Company on the date of the Merger that was exchanged for Parent Common Stock in the Merger and then disposed of pursuant to a Plan. Moreover, shares of the Company Common Stock and shares of Parent Common Stock held by the stockholders of the Company and otherwise sold, redeemed, or disposed of prior or subsequent to the Merger will be considered in making this representation.

(3) Pursuant to the Merger, Sub will merge with and into the Company and the Company will acquire all of the assets and liabilities of Sub. Following the Merger, the Company will hold at least ninety percent (90%) of the fair market value of its net assets and at least seventy percent (70%) of the fair market value of its gross assets held immediately prior to the Merger. The Company will also hold at least ninety percent (90%) of the fair market value of Sub's net assets and at least seventy percent (70%) of the fair market value of Sub's gross assets held immediately prior to the Merger.
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Gates/FA Distributing, Inc.
July 19, 1994
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        For the purpose of determining the percentage of the net and gross assets held by the Company or Sub, as the case may be, immediately after the Merger, the following assets will be included as assets held by the Company or Sub, as the case may be, immediately prior to the Merger (but not subsequent thereto): (i) assets of the Company or Sub, as the case may be, used to pay (A) stockholders perfecting dissenters' rights, (B) stockholders who receive cash or other property, (C) any other expenses or liabilities incurred in connection with the Merger, and (D) for all redemptions and distributions (except for regular, normal dividends) made by the Company; and (ii) assets disposed of by the Company or Sub, as the case may be (other than assets "disposed of" by Sub pursuant to the transfer from Sub to the Company as part of the Merger), prior or subsequent to the Merger and in contemplation thereof or pursuant to the "plan of reorganization."

(4) At all times prior to the Merger, Parent has owned all of the outstanding equity interests in Sub (including rights to acquire an equity interest in Sub, if any). Accordingly, prior to the transaction, Parent will be in control of Sub. "Control", for these purposes, means the ownership of stock possessing at least eighty percent (80%) of the total combined voting power of all classes of stock entitled to vote and at least eighty percent (80%) of the total number of shares of each class of non-voting stock. Parent formed Sub solely for the purposes of effecting the Merger and, at all times prior to the Merger, Sub has not and will not conduct any business operations. Sub owns no assets other than assets transferred to it by Parent pursuant to the Merger, if any.

(5) Following the Merger, Parent has no plan or intention to cause the Company to issue additional equity interests that would result in Parent's losing control, as defined above, of the Company.

(6) Parent has no plan or intention to reacquire any of its stock issued in the Merger.

(7) After the Merger, Parent will own one hundred percent (100%) of the outstanding equity interests in the Company (including any right to acquire such an equity interest). Parent has no plan or intention to liquidate the Company, to merge the Company with or into another operation (including Parent), to sell, transfer ownership of, or otherwise dispose of the stock of the Company, except for transfers of stock to corporations controlled by Parent; or to cause the Company to sell, transfer ownership of or otherwise dispose of any portion of its assets (including those assets acquired from Sub) to any person (including Parent), except for dispositions made in the ordinary course of business or transfers of
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Gates/FA Distributing, Inc.
July 19, 1994
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        assets to a corporation controlled by the Company or to pay expenses incurred in connection with the Merger (including payments to dissenters) ("Permissible Transfers").

(8) The liabilities of Sub assumed by the Company and the liabilities to which the transferred assets of Sub are subject were incurred by Sub in the ordinary course of its business.

(9) Parent intends that, following the Merger, it will cause the Company either to continue its historic business or to continue to use a significant portion of the Company's historic business assets in a business; provided, however, to the extent that the business or assets of the Company are subject to a Permissible Transfer, Parent intends that the transferee will continue the historic businesses of the Company or use a significant portion of the Company's assets in a business.

(10) Each of Parent, Sub, the Company, and the stockholders of the Company will pay separately its own expenses, if any, incurred in connection with the Merger.

(11) There is no intercorporate indebtedness existing between Parent and the Company or between Sub and the Company that was issued or acquired, or that will be settled at a discount, as a result of the Merger.

(12) In the Merger, shares of the Company Common Stock representing control, as defined above, of the Company will be exchanged solely for voting Common Stock of Parent. For purposes of this representation, shares of the Company Common Stock exchanged for cash or other property originating with Parent will be treated as outstanding Common Stock of the Company on the date of the Merger, but shares of the Company Common Stock exchanged for cash or other property originating with the Company will not be treated as outstanding Common Stock of the Company on the date of the Merger.

(13) Neither Parent, Sub, nor any member of a controlled group of which Parent is also a member ("Parent Controlled Group Member") owns or has owned within the preceding five (5) years, directly or indirectly, any stock of the Company. A "controlled group," for these purposes, means either (i) a parent-subsidiary controlled group or (ii) a brother-sister controlled group.

        A parent-subsidiary controlled group exists where (1) one or more chains of corporations are connected through stock ownership with a common parent corporation, (2) 80% or more of the voting power or value of the stock of each
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Arrow Electronics, Inc.
Gates/FA Distributing, Inc.
July 19, 1994
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       corporation in the group other than the parent is owned by one or more corporations in the group, and (3) the common parent owns at least 80% of the voting power or value of the stock of one of the other corporations in the group (not counting stock owned directly by other members).

       A brother-sister controlled group exists if (1) five or fewer persons (individuals, estates, or trusts) own at least 80% of the voting stock or value of shares of each of two or more corporations, and (2) these five or fewer persons own more than 50% of the voting power or value of shares of each corporation, considering a particular person's stock only to the extent that it is owned identically with regard to each corporation. A person's stock ownership is not taken into account for purposes of the 80% requirement unless that shareholder owns stock in all of the corporations in the group.

(14) In connection with the Merger, no stockholder of the Company is acting on behalf of, or as an agent for, Parent or any Parent Controlled Group Member, other than with respect to the irrevocable proxy as provided in
       Exhibit 99(2) to the Agreement.

(15) No two parties to the transaction are "investment companies." For purposes of the foregoing, an "investment company" is a corporation that is a regulated investment company, a real estate investment trust, or a corporation fifty percent (50%) or more of the value of whose total assets are stock and securities, and eighty percent (80%) or more of the value of whose total assets are assets held for investment.

(16) Neither Parent, the Company, nor Sub is under the jurisdiction of a court in a Title 11 of the United States Code case or a receivership, foreclosure, or similar proceeding in a federal or state court.

(17) No fractional shares of Parent Common Stock will be issued in the Merger. In lieu thereof, any fractional amount resulting from the conversion of the Company Common Stock into Parent Common Stock as provided in the Agreement shall be paid in cash at the closing price of Parent Common Stock at the Effective Time of the Merger. The payment of cash in lieu of fractional shares of Parent Common Stock is solely for the purpose of avoiding the expense and inconvenience to Parent of issuing fractional shares and does not represent separately bargained for consideration. The total cash consideration that will be paid in the Merger to the Company stockholders instead of issuing fractional shares of Parent Common Stock will not exceed one percent (1%) of the total consideration that will be issued in the exchange for their shares of Company Common Stock. The
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Arrow Electronics, Inc.
Gates/FA Distributing, Inc.
July 19, 1994
Page 8



           fractional share interest of each stockholder of the Company will be aggregated, and no stockholder of the Company will receive cash in an amount equal to or greater than the value of one full share of Parent Common Stock.

(18) The Company has no plan or intention to issue additional shares of its stock that would result in Parent's losing control, as defined above, of the Company.

(19) None of the compensation received by any employees of the Company who are also stockholders of the Company will be separate consideration for, or allocable to, any of their shares of the Company Common Stock; none of the shares of Parent Common Stock received by any such persons will be separate consideration for, or allocable to, any employee agreement; and the compensation paid to any such persons will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

(20) The Parent Common Stock issued pursuant to the Merger will not be subject to any restriction whatsoever (other than any restrictions imposed under any applicable securities laws or for pooling-of-interest requirements).

(21) At the time of the Merger (i) the Company will not have any outstanding warrants, options, or convertible securities or any other kind of right (written or unwritten, formal or informal, contingent or otherwise) outstanding pursuant to which any person could acquire stock in the Company or any other equity interest in the Company ("Rights of the Company") except as set forth in the Agreement and (ii) the Company has no outstanding equity interest other than shares of the Company Common Stock and rights to acquire the Company Common Stock. No Rights of the Company exist that if exercised would affect Parent's acquisition and retention of control of the Company, as defined above.

(22) There will be no Rights of the Company (as defined above) outstanding immediately following the Merger, and the Company is under no obligation and has no plan to issue Rights of the Company following the Merger.

(23) Other than shares of the Company Common Stock or options to acquire the Company Common Stock issued to present or former employees of the Company in the ordinary course of business or as disclosed in the Agreement, no issuances of the Company Common Stock or rights to acquire the Company Common Stock have occurred or will occur during the period prior to the Effective Time of the Merger (the "Pre-Merger Period") other than pursuant to options, warrants or agreements outstanding prior to the Pre-Merger Period or issued in the ordinary
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Arrow Electronics, Inc.
Gates/FA Distributing, Inc.
July 19, 1994
Page 9


       course of business pursuant to agreements entered into prior to the Pre-Merger Period, or disclosed in the Agreement.

(24) No subsidiary of the Company owns any stock of the Company or Rights of the Company.

(25) The liabilities of the Company have been incurred by the Company in the ordinary course of business or in connection with the Merger.

(26) The fair market value of the assets of the Company will at the Effective Time of the Merger, exceed the sum of its liabilities, plus the amount of liabilities, if any, to which the assets are subject.

(27) No outstanding indebtedness of the Company represents equity for tax purposes; no outstanding equity of the Company represents indebtedness for tax purposes; no outstanding options on the Company Common Stock represent equity for tax purposes; all outstanding Common Stock of the Company represents equity for tax purposes; no stockholder of the Company has guaranteed any indebtedness of the Company outstanding during the Pre-Merger Period.

(28) At all times during the five-year period ending on the Effective Date of the Merger, the fair market value of each of the Company's United States real property interests was and will have been less than 50 percent of the total fair market value of (a) its United States real property interests, (b) its interests in real property located outside the United States, and (c) its other assets used or held for use in a trade or business. For purposes of the preceding sentence, (x) United States real property interests include all interests (other than an interest solely as a creditor) in real property and associated personal property (such as movable walls and furnishings) located in the United States or the Virgin Islands and interests in any corporation (other than a controlled corporation) owning any United States real property interest,
       (y) the Company is treated as owning its proportionate share (based on the relative fair market value of its ownership interest to all ownership interests) of the assets owned by any controlled corporation or any partnership, trust, or estate in which the Company is a partner or beneficiary, and (z) any such entity in turn is treated as owning its proportionate share of the assets owned by any controlled corporation or any partnership, trust, or estate in which the entity is a partner or beneficiary. As used in this paragraph, "controlled corporation" means any corporation at least 50 percent of the fair market value of the stock of which is owned by the Company, in the case of a first-tier subsidiary of the Company, or by a controlled corporation, in the case of a lower-tier subsidiary.

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Arrow Electronic, Inc.
Gates/FA Distributing, Inc.
July 19, 1994
Page 10


(29) The terms of the Agreement and other agreements entered into in connection therewith are the product of arm's length negotiations.

(30) Parent's and Company's principal reason for participating in the Merger is as described in the Form S-4.

                                    OPINIONS
                                    --------

         Based on the foregoing, we are of the opinion that:

         (1) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, and the Parent, the Company and Sub will each be a party to the reorganization within the meaning of Section 368(b) of the Code;

         (2) no gain or loss will be recognized by Parent, the Company or Sub in the Merger;

         (3) no gain or loss will be recognized by the shareholders of the Company upon their receipt of Parent Common Stock in exchange for their Company Common Stock, except that shareholders who receive cash proceeds from the sale of fractional interests in Parent Common Stock will recognize gain or loss equal to the difference between such proceeds and the tax basis allocated to their fractional share interest, and such gain or loss will constitute capital gain or loss if their Company Common Stock is held as a capital asset at the Effective Time;

         (4) the aggregate tax basis of the shares of Parent Common Stock (including fractional share interests) received by the shareholders of the Company will be the same as the aggregate tax basis of their Company Common Stock exchanged therefor; and

         (5) the holding period of the Parent Common Stock in the hands of the Company shareholders will include the holding period of their Company Common Stock exchanged therefor, provided such Company Common Stock is held as a capital asset at the Effective Time.
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Arrow Electronics, Inc.
Gates/FA Distributing, Inc.
July 19, 1994
Page 11


                                   CONCLUSION
                                   ----------

         The opinions expressed herein are based upon existing statutory, regulatory, and judicial authority, any of which may be changed at any time with retroactive effect. In addition, our opinions are based solely on the documents that we have examined, the additional information that we have obtained, and the statements set out herein, which we have assumed to be true on the date hereof and will be true on the date on which the proposed transaction is consummated. Our opinions cannot be relied upon if any of the facts contained in those documents or in that additional information are, or later become, inaccurate, or if any of the statements set out herein are, or later become, inaccurate. Finally, our opinions are limited to the tax matters specifically covered thereby, and we have not been asked to address, nor have we addressed, any of the other tax consequences of the proposed transaction.

         We consent to the use of our opinions as an exhibit to the Registration Statement filed by Parent relating to the proposed merger and to the references to our firm in the Proxy Statement/Prospectus included in the Parent's Registration Statement. Our opinions are being provided solely for the use of Parent, the Company and the Company's stockholders. No other person or party shall be entitled to rely on our opinions.

                                   Very truly yours,


                                   ALSTON & BIRD


                                   By: /s/ Pinney L. Allen
                                       -------------------


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